Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 16, 2024 relating to the financial statements of C.H. Robinson Worldwide, Inc. and subsidiaries, and the effectiveness of C.H. Robinson Worldwide, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of C.H. Robinson Worldwide, Inc. for the year ended December 31, 2023. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/Deloitte & Touche LLP

Minneapolis, Minnesota
April 29, 2024